QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CA, Inc.:

        We consent to the use of our report dated April 14, 2005, with respect to the consolidated balance sheets of Niku Corporation and subsidiaries as of January 31, 2005 and 2004, the related consolidated statements of operations and comprehensive income (loss), stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended January 31, 2005, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG, LLP

Mountain View, CA
August 7, 2006

QuickLinks

  Exhibit 23.6
Consent of Independent Registered Public Accounting Firm